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Exhibit 99.1

Wednesday, April 28, 2004, 4:30 PM Eastern Time
Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN, INC. ANNOUNCES PROPOSED PUBLIC OFFERING OF
7,000,000 SHARES OF COMMON STOCK

HOUSTON—(PRNewsire)—April 28, 2004—Isolagen, Inc. (AMEX:ILE) today announced that it intends to publicly offer 7,000,000 shares of its common stock pursuant to its registration statement filed with the Securities and Exchange Commission, which has not yet become effective. The underwriters have also been granted the option to purchase up to an additional 1,050,000 shares (200,000 from the company and 850,000 from selling stockholders) of common stock solely to cover over-allotments. CIBC World Markets Corp. is acting as sole bookrunner for the offering and co-lead manager with Legg Mason Wood Walker, Incorporated. Adams, Harkness & Hill, Inc. is acting as a co-manager.

The securities being offered pursuant to the registration statement may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Copies of the preliminary prospectus, when available, may be obtained from CIBC World Markets Corp., 417 Fifth Avenue, New York, New York 10017, Legg Mason Wood Walker, Incorporated, 100 Light Street, 31st Floor, Baltimore, Maryland 21202, and Adams, Harkness & Hill, Inc., 60 State Street, Sixth Floor, Boston, Massachusetts 02109.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The company's product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the company believes that the Isolagen Process utilizes the patient's own cells to create safe and effective therapies to treat the underlying cause of the patient's condition. Autologous cellular therapy is the process whereby a patient's own cells are extracted, allowed to multiply and then injected into the patient. Isolagen's product candidates are designed to be minimally invasive and non-surgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

Isolagen's corporate headquarters are located in Houston, TX. For further information, please see www.isolagen.com.

Contact:
Michael Macaluso, CEO and President—(713) 780-4754
Jeffrey Tomz, Chief Financial Officer and Secretary—(713) 780-4754
Lisa Lindberg, Investors Contact, Investor Relations Group—(212) 825-3210
Janet Vasquez, Media Contact, Investor Relations Group—(212) 825-3210

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  Exhibit 99.1